EXHIBIT 99.1

Eagle Bancorp, Inc. Announces 36% Increase in Earnings for the Third Quarter of 2011, the Eleventh Consecutive Quarter of Record Earnings

BETHESDA, Md., Oct. 24, 2011 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced net income of $6.5 million for the quarter ended September 30, 2011, a 36% increase over the $4.8 million net income for the quarter ended September 30, 2010, constituting another record quarter. Net income available to common shareholders increased 43% to $6.3 million ($0.32 per basic common share and $0.31 per diluted common share), as compared to $4.4 million ($0.22 per basic and diluted common share) for the same three month period in 2010. The higher growth in net income available to common shareholders is due to lower aggregate dividends on preferred stock issued under the Small Business Lending Fund ("SBLF"), which has a dividend rate of 1.00% compared to a 5.00% rate applicable to the TARP preferred stock. The Company is eligible for the lowest dividend rate available in the SBLF program due to its growth of SBLF qualified loans during the initial and supplemental reporting periods.

For the nine months ended September 30, 2011, the Company's net income was $17.4 million, a 50% increase over the $11.6 million for the nine months ended September 30, 2010. Net income available to common shareholders was $16.0 million ($0.81 per basic common share and $0.79 per diluted common share), as compared to $10.6 million ($0.54 per basic common share and $0.53 per diluted common share) for the same nine month period in 2010, a 51% increase.

"We are extremely pleased to report continuing trends of strong earnings and balance sheet growth through the third quarter of 2011. These results reflect substantial revenue growth, continued growth in loans and core deposits while maintaining solid asset quality," noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. "Our third quarter 2011 results represent the eleventh consecutive quarter of increasing net income. The Company's financial results in the third quarter of 2011, as compared to the same quarter in 2010, have been highlighted by balanced growth in both loans and core deposits, a favorable and improving core net interest margin, enhanced noninterest income derived substantially from higher sales of residential mortgages, and improved operating efficiency while continuing to expand our infrastructure" added Mr. Paul. "Additionally, the Company has maintained solid asset quality during the quarter. As a growth-oriented Company, our financial results reflect the organization's desire and ability to continue lending in the Washington, D.C. metropolitan area and our ability to continue building new and expanding existing client relationships. This balance sheet growth is evidenced by a $499 million increase in portfolio loans in the past twelve months and by a $483 million increase in deposits in the past twelve months, excluding a very substantial short-term deposit position at September 30, 2011, discussed below. Importantly, the Company continues to successfully manage credit risk in lending and investment activities," noted Mr. Paul.

In mid September, EagleBank became the escrow depository for approximately $618 million of noninterest bearing deposits resulting from a very large class action lawsuit settlement (the "settlement deposit"). Due to the expected short-term nature of these funds, they are being invested in excess reserves at the Federal Reserve Bank. We estimate that these funds contributed approximately $30 thousand to earnings in the third quarter. The funds are expected to be substantially disbursed to other financial institutions by year end 2011. The funds are expected to be re-deposited with EagleBank for disbursement to claim holders in 2012. These funds positively impact earnings but have a negative impact on our net interest margin, return on assets, and the capital leverage position. For this reason, we make various parenthetical comments in this earnings press release, in order to compute the relevant non-GAAP ratios on a basis which excludes this large and unusual short-term transaction.

For the three months ended September 30, 2011, the Company reported an annualized return on average assets (ROAA) of 1.00% (1.04% excluding the effect of the settlement deposit) as compared to 0.96% for the three months ended September 30, 2010. The annualized return on average common equity (ROAE) for the most recent quarter was 12.55%, as compared to 9.89% for the three months ended September 30, 2010. The higher ROAA ratio (as adjusted) and the higher ROAE ratio for the third quarter of 2011 as compared to 2010, are due to a 33% increase in average earning assets, a higher net interest margin excluding the settlement transaction noted above (4.15% versus 4.10%), lower levels of credit losses and improved operating efficiency and in case of ROAE, additional balance sheet leverage.

For the third quarter of 2011, the Company recognized investment gains amounting to $854 thousand, and also recorded in noninterest expenses one-time charges relating to merger and system conversion costs, which had a pretax cost to the Company of $479 thousand. Taken together, these items positively impacted third quarter earnings by $225 thousand after tax ($0.01 per share).

At September 30, 2011, total assets were $3.22 billion ($2.60 billion excluding the effect of the settlement deposit), compared to $2.00 billion at September 30, 2010, a 61% increase (30% excluding the effect of the settlement deposit). Total loans were $2.03 billion at September 30, 2011 compared to loans of $1.53 billion at September 30, 2010, a 33% increase. Total deposits were $2.75 billion ($2.13 billion excluding the effect of the settlement deposit) at September 30, 2011 compared to deposits of $1.65 billion at September 30, 2010, a 67% increase (29% excluding the effect of the settlement deposit). Due to substantial loan originations by our Residential Lending division in September 2011 in excess of loans sold in the month, loans held for sale amounted to $107.9 million at September 30, 2011 as compared to $70.9 million at September 30, 2010. The investment portfolio totaled $292.3 million at September 30, 2011, a 13% increase from the $258.9 million balance at September 30, 2010. Total borrowed funds (excluding customer repurchase agreements) were stable at $49.3 million at September 30, 2011 and September 30, 2010. Total shareholders' equity increased to $258.5 million at September 30, 2011, from $202.3 million at September 30, 2010. The Company's capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 12.12% at September 30, 2011. In addition, the tangible common equity ratio (tangible common equity to tangible assets) was 6.15% (7.61% excluding the effect of the settlement deposit) at September 30, 2011.

At September 30, 2011, the Company's nonperforming assets amounted to $34.4 million, representing 1.07% (1.32% excluding the effect of the settlement deposit) of total assets, compared to $29.2 million of nonperforming assets, or 1.46% of total assets, at September 30, 2010 and $34.7 million, or 1.47% of total assets, at June 30, 2011. Management remains attentive to early signs of deterioration in borrowers' financial conditions and to taking the appropriate action to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for loan losses, at 1.41% of total loans at September 30, 2011, is adequate to absorb potential credit losses within the loan portfolio at that date. Included in nonperforming assets at September 30, 2011 were $2.9 million of other real estate owned ("OREO") as compared to $4.6 million at September 30, 2010 and $3.4 million at June 30, 2011.

Analysis of the three months ended September 30, 2011 compared to 2010

For the three months ended September 30, 2011, the Company reported an ROAA of 1.00% (1.04% excluding the effect of the settlement deposit) as compared to 0.96% for the three months ended September 30, 2010. The ROAE for the most recent quarter was 12.55%, as compared to 9.89% for the three months ended September 30, 2010. The increase in the ROAA  ratio (as adjusted) and the ROAE ratio is due primarily to a higher net interest margin in the current period versus 2010, increased noninterest income, improved operating efficiency, and balance sheet leverage.

Net interest income increased 29% for the three months ended September 30, 2011 over the same period in 2010, resulting from a 5 basis point increase in the net interest margin (excluding the effect of the settlement deposit) and strong balance sheet growth. For the three months ended September 30, 2011, the net interest margin was 3.98% (4.15% excluding the effect of the settlement deposit) as compared to 4.10% for the three months ended September 30, 2010.

The provision for credit losses was $2.9 million for the three months ended September 30, 2011 as compared to $2.0 million for the three months ended September 30, 2010. At September 30, 2011, the allowance for credit losses represented 1.41% of loans outstanding, as compared to 1.45% at September 30, 2010 and 1.41% at June 30, 2011. The higher provisioning in the third quarter of 2011, as compared to the third quarter of 2010, is attributable to substantially higher loan growth, $81.2 million in 2011 as compared to $26.5 million in 2010. Net charge-offs of $1.8 million represented 0.36% of average loans, excluding loans held for sale, in the third quarter of 2011, as compared to $1.5 million or 0.39% of average loans, excluding loans held for sale, in the third quarter of 2010. Net charge-offs in the third quarter of 2011 were primarily attributable to charge-offs of construction loans ($213 thousand), commercial and industrial loans ($1.2 million), the unguaranteed portion of SBA loans ($85 thousand) and consumer loans ($286 thousand).

At September 30, 2011, the allowance for credit losses represented 91% of nonperforming loans as compared to 88% at June 30, 2011 and 90% at September 30, 2010, representing a slight increase in the coverage ratio as compared to the previous quarter-end.

Noninterest income for the three months ended September 30, 2011 increased to $3.5 million from $2.3 million for the three months ended September 30, 2010, a 51% increase. This increase was due primarily to increases of $594 thousand in investment gains realized in the third quarter of 2011, as compared to the third quarter of 2010 and increases of $409 thousand in gains realized on the increased sales of residential mortgage loans and to increases of $317 thousand from other income primarily associated with loan fee income. Excluding investment securities gains, total noninterest income was $2.7 million for the third quarter of 2011 as compared to $2.1 million for the third quarter of 2010, a 28% increase.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 54.43% for the third quarter of 2011, as compared to 58.68% for the third quarter of 2010. As compared to the second quarter of 2011, the third quarter efficiency ratio was lower (from 55.13% to 54.43%) due to increases in revenue (net interest income and noninterest income) more than offsetting increases in noninterest expenses. Noninterest expenses were $15.7 million for the three months ended September 30, 2011, as compared to $12.9 million for the three months ended September 30, 2010, a 22% increase. This increase includes $479 thousand of non-recurring expenses ($267 thousand of merger related expenses and $212 thousand of system conversion related expenses from a bank wide conversion in April 2011). Cost increases were incurred for salaries and benefits of $2.7 million due substantially to additional commercial lending and support and residential mortgage staff, and to increases in incentive compensation. Premises and equipment expenses were $82 thousand lower due primarily to the benefits from consolidation of two branches during 2010. Marketing and advertising costs decreased by $157 thousand due primarily to non-recurring special event marketing incurred during 2010. Data processing costs increased by $179 thousand due to system enhancements, growth in client accounts, and non-recurring conversion related costs of $58 thousand. FDIC insurance premiums were $407 thousand less due to lower FDIC premiums rates which took effect on April 1, 2011. Other expenses increased by $471 thousand for the period ended September 30, 2011 compared to the same period in 2010, primarily due to $267 thousand of merger related expenses and $172 thousand increase for the operations, disposition and valuation adjustments of OREO properties.

Analysis of the nine months ended September 30, 2011 compared to 2010

For the nine months ended September 30, 2011, the Company reported an ROAA of 1.00% (1.01% excluding the effect of the settlement deposit) as compared to 0.82% for the nine months of 2010, while the ROAE was 11.10% in 2011, as compared to 8.21% for the same nine month period in 2010. The increase in these ratios was due to a combination of an increase in the net interest margin, resulting primarily from lower funding costs, lower credit losses, increases in noninterest income, improved operating efficiency and in the case of ROAE additional balance sheet leverage.

For the first nine months of 2011 as compared to 2010, the Company recognized investment gains amounting to $1.4 million, and also recorded in noninterest expenses one-time charges relating to merger, system conversion costs, and special marketing expenses which had a pretax cost to the Company of $1.2 million. Taken together, these items positively impacted earnings for the period by $144 thousand after tax ($0.01 per share).

For the nine months of 2011, net interest income increased 27% over the same period for 2010. Average loans (excluding loans held for sale) increased $384 million (26%) and average deposits (excluding the settlement deposit) increased by $355 million (23%). The net interest margin was 4.15% (4.21% excluding the effect of the settlement deposit) for the nine months of 2011, as compared to 4.06% for the nine months of 2010. The Company has been able to maintain its loan yields in 2011 close to 2010 levels due to loan pricing practices, and has been able to reduce its funding costs while maintaining a favorable deposit mix; much of which has occurred from sales efforts to increase and deepen client relationships.

The provision for credit losses was $8.2 million for the nine months of 2011 as compared to $5.8 million in 2010. The higher provisioning in 2011 as compared to 2010 is attributable to substantially higher loan growth in the nine months of 2011 compared to 2010, $354.1 million as compared to $131.6 million in 2010, while net charge-offs were only slightly higher in 2011 as compared to 2010. For the nine months ended September 30, 2011, net charge-offs totaled $4.4 million (0.32% of average loans) compared to $4.1 million (0.38% of average loans) for the nine months ended September 30, 2010. Net charge-offs in the nine months ended September 30, 2011 were primarily attributable to charge-offs of commercial real estate loans ($151 thousand), commercial and industrial loans ($2.6 million), construction loans ($787 thousand), the unguaranteed portion of SBA loans ($425 thousand), and consumer loans ($385 thousand).

Noninterest income for the nine months of 2011 was $9.6 million compared to $5.6 million in 2010, an increase of 73%. This increase was due primarily to a $2.7 million increase in gains realized on the sale of residential loans, $612 thousand increase in gains realized on the sale of investments and $139 thousand increase in gains realized on the sale of SBA loans. Other noninterest income increased by $601 thousand primarily due to other loan income and ATM fees. Excluding investment securities gains, total noninterest income was $8.2 million for the nine months of 2011 as compared to $4.7 million for 2010, a 73% increase.

Noninterest expenses were $45.0 million for the nine months of 2011, as compared to $37.5 million for 2010, a 20% increase. This increase includes $1.21 million of non-recurring merger related expenses, system enhancements from a bank wide conversion in April 2011, and special events marketing. Cost increases for salaries and benefits were $6.1 million primarily due to salaries, incentive compensation and benefits increases including staffing increases primarily as a result of expansion of commercial lending and residential mortgage divisions. Legal, accounting, and professional fees increases of $689 thousand were due substantially to higher problem loan collection costs. Premises and equipment expenses were $743 thousand lower due primarily to the consolidation of two branches during 2010. Marketing and advertising costs increased by $296 thousand due primarily to non-recurring special event marketing noted above. Data processing costs increased by $522 thousand due to system enhancements, noted above and to an expanded customer base. FDIC insurance premiums on the higher levels of deposits were $399 thousand lower for the nine months in 2011 as compared to 2010 due to a lower FDIC premium rate which took effect on April 1, 2011. Other expenses increases for the nine months of 2011 versus 2010 amounted to $933 thousand associated primarily with merger expenses of $333 thousand and $496 thousand of bank wide conversion expenses.    For the nine months of 2011, the efficiency ratio improved to 55.92% as compared to 61.42% for the same period in 2010. Cost control remains a key operating objective of the Company.

At September 30, 2011, the Company had a total risk based capital ratio of 12.12%, a Tier 1 risk based capital ratio of 10.48%, and a Tier 1 leverage ratio of 9.61%, all measures substantially above the regulatory requirements for well capitalized status.

The financial information which follows provides more detail on the Company's financial performance for the nine and three months ended September 30, 2011 as compared to the nine and three months ended September 30, 2010, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company's Form 10-K for the year ended December 31, 2010 and other reports filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through fifteen offices, located in Montgomery County, Maryland, Washington, D.C., Arlington County, Virginia, and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

The Eagle Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6101

Conference Call: Eagle Bancorp will host a conference call to discuss the third quarter 2011 financial results on Tuesday October 25, 2011 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 877-303-6220, conference ID Code is 13649994, or by accessing the call on the Company's website, www.eaglebankcorp.com.  A replay of the conference call will be available on the Company's website through November 8, 2011.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

Eagle Bancorp, Inc ("Eagle") and Alliance Bankshares Corporation ("Alliance") will file a proxy statement/prospectus and other relevant documents concerning the merger with the Securities and Exchange Commission (the "SEC"). The proxy statement/prospectus will be mailed to the shareholders of Alliance. Investors and security holders of Eagle and Alliance are urged to read the proxy statement/prospectus, the documents incorporated by reference in the proxy statement/prospectus, the other documents filed with the SEC and the other relevant materials when they become available, because they will contain important information about Eagle, Alliance, the merger and the transactions contemplated by the merger. Investors will be able to obtain these documents free of charge at the SEC's web site (http://www.sec.gov). In addition, documents filed with the SEC by Eagle Bancorp, Inc. will be available free of charge from Eagle's Investor Relations at (301) 986-1800, on Eagle's website at www.eaglebankcorp.com under the tab "Investor Relations" and then under the heading "SEC Filings" or from Alliance's Investor Relations at (703) 814-7200 or on Alliance's website at www.alliancebankva.com under the tab "Investor Relations" and then under the heading "Press Releases" or under the heading "Documents/SEC Filings."

Eagle, Alliance and their respective directors, executive officers, and certain other members of management and employees of Eagle, Alliance and their respective subsidiaries may be deemed to be participants in the solicitation of proxies from shareholders of Alliance in connection with the proposed merger. Information about the directors and executive officers of Eagle is set forth in Eagle's proxy statement for the 2011 annual meeting of shareholders filed with the SEC on April 7, 2011. Information about the directors and executive officers of Alliance is set forth in Alliance's Amendment No. 1 to its Annual Report on Form 10-K filed with the SEC on May 2, 2011. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Eagle Bancorp, Inc.
Financial Highlights
(in thousands, except per share data)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2011	2010	2011	2010
Income Statements:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$ 86,033	$ 70,618	$ 30,741	$ 24,421
Total interest expense	15,257	15,079	5,365	4,722
Net interest income	70,776	55,539	25,376	19,699
Provision for credit losses	8,218	5,752	2,887	1,962
Net interest income after provision for credit losses	62,558	49,787	22,489	17,737
Noninterest income (before investment gains)	8,192	4,732	2,657	2,073
Investment gains	1,445	833	854	260
Total noninterest income	9,637	5,565	3,511	2,333
Total noninterest expense	44,969	37,529	15,723	12,929
Income before income tax expense	27,226	17,823	10,277	7,141
Income tax expense	9,842	6,219	3,783	2,375
Net income	17,384	11,604	6,494	4,766
Preferred stock dividends and discount accretion	1,369	971	166	327
Net Income Available to Common Shareholders'	$ 16,015	$ 10,633	$ 6,328	$ 4,439

Per Share Data:
Earnings per weighted average common share, basic	$ 0.81	$ 0.54	$ 0.32	$ 0.22
Earnings per weighted average common share, diluted	$ 0.79	$ 0.53	$ 0.31	$ 0.22
Weighted average common shares outstanding, basic	19,806,007	19,636,978	19,867,533	19,659,934
Weighted average common shares outstanding, diluted	20,258,446	20,009,713	20,281,294	20,015,404
Actual shares outstanding	19,890,597	19,671,797	19,890,597	19,671,797
Book value per common share at period end	$ 10.15	$ 9.14	$ 10.15	$ 9.14
Tangible book value per common share at period end (1)	$ 9.94	$ 8.92	$ 9.94	$ 8.92

Performance Ratios (annualized):
Return on average assets (3)	1.00%	0.82%	1.00%	0.96%
Return on average common equity (3)	11.10%	8.21%	12.55%	9.89%
Net interest margin (3)	4.15%	4.06%	3.98%	4.10%
Efficiency ratio (2)	55.92%	61.42%	54.43%	58.68%

Other Ratios:
Allowance for credit losses to total loans	1.41%	1.45%	1.41%	1.45%
Allowance for credit losses to total nonperforming loans	90.98%	90.18%	90.98%	90.18%
Nonperforming loans to total loans	1.55%	1.61%	1.55%	1.61%
Nonperforming assets to total assets (3)	1.07%	1.46%	1.07%	1.46%
Net charge-offs (annualized) to average loans	0.32%	0.38%	0.36%	0.39%
Common equity to total assets (3)	6.27%	8.96%	6.27%	8.96%
Tier 1 leverage ratio	9.61%	9.66%	9.61%	9.66%
Tier 1 risk based capital ratio	10.48%	10.88%	10.48%	10.88%
Total risk based capital ratio	12.12%	12.66%	12.12%	12.66%
Tangible common equity to tangible assets (1) (3)	6.15%	8.77%	6.15%	8.77%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$ 470,103	$ 388,401	$ 470,103	$ 388,401
Commercial real estate - owner occupied	$ 245,497	$ 210,053	$ 245,497	$ 210,053
Commercial real estate - income producing	$ 772,727	$ 573,753	$ 772,727	$ 573,753
1-4 Family mortgage	$ 37,662	$ 11,523	$ 37,662	$ 11,523
Construction - commercial and residential	$ 405,429	$ 251,869	$ 405,429	$ 251,869
Home equity	$ 94,008	$ 88,251	$ 94,008	$ 88,251
Other consumer	$ 4,219	$ 7,096	$ 4,219	$ 7,096

Average Balances (in thousands):
Total assets (3)	$ 2,325,317	$ 1,887,932	$ 2,569,970	$ 1,964,827
Total earning assets (3)	$ 2,284,041	$ 1,828,508	$ 2,531,768	$ 1,907,900
Total loans held for sale	$ 24,809	$ 18,259	$ 35,320	$ 46,360
Total loans	$ 1,849,531	$ 1,465,438	$ 1,967,214	$ 1,506,894
Total deposits (3)	$ 1,931,813	$ 1,537,960	$ 2,124,274	$ 1,610,813
Total borrowings	$ 159,642	$ 148,197	$ 184,874	$ 146,711
Total shareholders' equity	$ 225,403	$ 195,638	$ 251,916	$ 200,556

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity to tangible assets by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. We calculate tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common shareholders' equity by common shares outstanding. We believe that this information is important to shareholders' as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) The reported figure includes the effect of a $618 million deposit received in connection with a class action settlement September 13, 2011 and which is expected to be disbursed by year end. In the interim the deposit is invested in excess reserves at the Federal Reserve. As the magnitude of the deposit distorts the operational results of the Company, we present in the GAAP reconciliation below and in the accompanying text certain performance ratios excluding the effect of this deposit, which resulted in approximately $72,000 of interest income and $30,000 of income, net of tax, during the three and nine months periods ended September 30, 2011. We believe this information is important to enable shareholders and other interested parties to assess the core operational performance of the Company.

GAAP Reconciliation
(dollars in thousands except per share data)

	Nine Months Ended September 30,
	2011	2010
	(Unaudited)	(Unaudited)
Nonperforming assets	$ 34,375	$ 29,242
Total assets	3,219,746	2,006,146
Nonperforming assets to total assets	1.07%	1.46%
Total assets	$ 3,219,746	$ 2,006,146
Less: settlement deposit	(618,000)	--
Adjusted total assets	$ 2,601,746	$ 2,006,146
Nonperforming assets	$ 34,375	$ 29,242
Adjusted total assets	2,601,746	2,006,146
Nonperforming assets to total adjusted assets	1.32%	1.46%
Total deposits	$ 2,747,349	$ 1,646,091
Less: settlement deposit	(618,000)	--
Adjusted total deposits	$ 2,129,349	$ 1,646,091

Common shareholders' equity	$ 201,863	$ 179,764
Less: Intangible assets	(4,154)	(4,242)
Tangible common equity	$ 197,709	$ 175,522
Book value per common share	$ 10.15	$ 9.14
Less: Intangible book value per common share	(0.21)	(0.22)
Tangible book value per common share	$ 9.94	$ 8.92
Total assets	$ 3,219,746	$ 2,006,146
Less: Intangible assets	(4,154)	(4,242)
Tangible assets	$ 3,215,592	$ 2,001,904
Tangible common equity ratio	6.15%	8.77%

Common shareholders' equity	$ 201,863	$ 179,764
Less: settlement deposit	(30)	--
Less: Intangible assets	(4,154)	(4,242)
Tangible common equity	$ 197,679	$ 175,522
Total assets	$ 3,219,746	$ 2,006,146
Less: settlement deposit	(618,000)	--
Less: Intangible assets	(4,154)	(4,242)
Adjusted tangible assets	$ 2,597,592	$ 2,001,904
Adjusted tangible common equity ratio	7.61%	8.77%

Common shareholders' equity	$ 201,863	$ 179,764
Less: settlement deposit	(30)	--
Adjusted common equity	$ 201,833	$ 179,764
Adjusted total assets	2,601,746	2,006,146
Adjusted common equity to adjusted total assets	7.76%	8.96%

GAAP Reconciliation
(dollars in thousands except per share data)

	Three Months Ended September 30,
	2011			2010
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate

Total interest earning assets	$ 2,531,768	$ 30,741	4.82%	$ 1,907,900	$ 24,421	5.08%
Less: settlement deposit	(114,000)	(72)	-0.25%	--	--	--
Adjusted interest earning assets	$ 2,417,768	$ 30,669	5.03%	$ 1,907,900	$ 24,421	5.08%

Total interest bearing liabilities	$ 1,718,118	$ 5,365	1.24%	$ 1,409,980	$ 4,722	1.33%

Adjusted interest spread			3.79%			3.75%
Adjusted interest margin			4.15%			4.10%

	Nine Months Ended September 30,
	2011			2010
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate

Total interest earning assets	$ 2,284,041	$ 86,033	5.04%	$ 1,828,508	$ 70,618	5.16%
Less: settlement deposit	(38,000)	(72)	-0.25%	--	--	--
Adjusted interest earning assets	$ 2,246,041	$ 85,961	5.12%	$ 1,828,508	$ 70,618	5.16%

Total interest bearing liabilities	$ 1,619,514	$ 15,257	1.26%	$ 1,371,659	$ 15,079	1.47%

Adjusted interest spread			3.86%			3.69%
Adjusted interest margin			4.21%			4.06%

	Nine Months Ended September 30,		Three Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$ 17,384	$ 11,604	$ 6,494	$ 4,766
Less: settlement deposit	(30)	--	(30)	--
Adjusted net income	$ 17,354	$ 11,604	$ 6,464	$ 4,766

Average total assets	2,325,317	1,887,932	2,569,970	1,964,827
Less: settlement deposit	(38,000)	--	(114,000)	--
Adjusted average total assets	2,287,317	1,887,932	2,455,970	1,964,827

Adjusted return on average assets	1.01%	0.82%	1.04%	0.96%

Eagle Bancorp, Inc.
Statements of Financial Condition
(dollars in thousands)
	September 30, 2011 (Unaudited)	December 31, 2010 (Audited)	September 30, 2010 (Unaudited)
Assets
Cash and due from banks	$ 5,914	$ 12,414	$ 19,734
Federal funds sold	22,088	34,048	72,101
Interest bearing deposits with banks and other short-term investments	718,848	11,652	7,577
Investment securities available for sale, at fair value	292,257	228,048	258,902
Federal Reserve and Federal Home Loan Bank stock	9,430	9,528	9,774
Loans held for sale	107,907	80,571	70,889
Loans	2,029,645	1,675,500	1,530,946
Less allowance for credit losses	(28,599)	(24,754)	(22,240)
Loans, net	2,001,046	1,650,746	1,508,706
Premises and equipment, net	11,162	9,367	8,658
Deferred income taxes	14,091	14,471	12,350
Bank owned life insurance	13,643	13,342	13,237
Intangible assets, net	4,154	4,188	4,242
Other real estate owned	2,941	6,701	4,581
Other assets	16,265	14,294	15,395
Total Assets	$ 3,219,746	$ 2,089,370	$ 2,006,146

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand	$ 1,106,689	$ 400,291	$ 380,167
Interest bearing transaction	69,762	61,771	62,722
Savings and money market	986,585	737,071	693,381
Time, $100,000 or more	351,128	344,747	324,399
Other time	233,185	182,918	185,422
Total deposits	2,747,349	1,726,798	1,646,091
Customer repurchase agreements	147,671	97,584	99,147
Long-term borrowings	49,300	49,300	49,300
Other liabilities	16,963	10,972	9,307
Total liabilities	2,961,283	1,884,654	1,803,845

Shareholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series A, $1,000 per share liquidation preference, shares issued and outstanding 23,235 at December 31, 2010 and September 30, 2010, discount of $601 and $645 respectively, net	--	22,582	22,537
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series B, $1,000 per share liquidation preference, shares issued and outstanding 56,600 at September 30, 2011	56,600	--	--
Common stock, par value $.01 per share; shares authorized 50,000,000, shares issued and outstanding 19,890,957, 19,700,387 and 19,671,797, respectively	197	197	197
Warrant	946	946	946
Additional paid in capital	136,466	130,382	129,958
Retained earnings	59,870	48,551	43,833
Accumulated other comprehensive income	4,384	2,058	4,830
Total shareholders' equity	258,463	204,716	202,301
Total Liabilities and Shareholders' Equity	$ 3,219,746	$ 2,089,370	$ 2,006,146

Eagle Bancorp, Inc.
Consolidated Statements of Operations
For the Nine and Three Month Periods Ended September 30, 2011 and 2010 (Unaudited)
(dollars in thousands, except per share data)
	Nine Months Ended September 30,		Three Months Ended September 30,
Interest Income	2011	2010	2011	2010
Interest and fees on loans	$ 81,013	$ 64,995	$ 29,119	$ 22,655
Interest and dividends on investment securities	4,754	5,412	1,469	1,697
Interest on balances with other banks and short-term investments	172	83	136	24
Interest on federal funds sold	94	128	17	45
Total interest income	86,033	70,618	30,741	24,421
Interest Expense
Interest on deposits	13,121	12,860	4,613	4,005
Interest on customer repurchase agreements	533	545	212	167
Interest on short-term borrowings	--	27	--	--
Interest on long-term borrowings	1,603	1,647	540	550
Total interest expense	15,257	15,079	5,365	4,722
Net Interest Income	70,776	55,539	25,376	19,699
Provision for Credit Losses	8,218	5,752	2,887	1,962
Net Interest Income After Provision For Credit Losses	62,558	49,787	22,489	17,737

Noninterest Income
Service charges on deposits	2,301	2,300	880	814
Gain on sale of loans	3,872	990	1,065	739
Gain on sale of investment securities	1,445	833	854	260
Increase in the cash surrender value of bank owned life insurance	301	325	100	108
Other income	1,718	1,117	612	412
Total noninterest income	9,637	5,565	3,511	2,333
Noninterest Expense
Salaries and employee benefits	24,335	18,193	9,263	6,549
Premises and equipment expenses	5,982	6,725	1,939	2,021
Marketing and advertising	1,215	919	234	391
Data processing	2,477	1,955	876	697
Legal, accounting and professional fees	2,870	2,181	731	655
FDIC insurance	1,628	2,027	285	692
Other expenses	6,462	5,529	2,395	1,924
Total noninterest expense	44,969	37,529	15,723	12,929
Income Before Income Tax Expense	27,226	17,823	10,277	7,141
Income Tax Expense	9,842	6,219	3,783	2,375
Net Income	17,384	11,604	6,494	4,766
Preferred Stock Dividends and Discount Accretion	1,369	971	166	327
Net Income Available to Common Shareholders	$ 16,015	$ 10,633	$ 6,328	$ 4,439

Earnings Per Common Share
Basic	$ 0.81	$ 0.54	$ 0.32	$ 0.22
Diluted	$ 0.79	$ 0.53	$ 0.31	$ 0.22

Eagle Bancorp, Inc.
Average Balances, Interest Yields And Rates, And Net Interest Margin
(dollars in thousands)

	Three Months Ended September 30,
	2011			2010
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 229,242	$ 136	0.24%	$ 7,926	$ 24	1.20%
Loans held for sale (1)	35,320	360	4.06%	46,360	519	4.44%
Loans (1) (2)	1,967,214	28,759	5.80%	1,506,894	22,136	5.83%
Investment securities available for sale (2)	275,213	1,469	2.12%	266,498	1,697	2.53%
Federal funds sold	24,779	17	0.27%	80,222	45	0.22%
Total interest earning assets	2,531,768	30,741	4.82%	1,907,900	24,421	5.08%

Total noninterest earning assets	66,042			78,627
Less: allowance for credit losses	27,840			21,700
Total noninterest earning assets	38,202			56,927
TOTAL ASSETS	$ 2,569,970			$ 1,964,827

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 62,610	$ 51	0.32%	$ 55,839	$ 54	0.38%
Savings and money market	874,433	2,429	1.10%	705,751	1,828	1.03%
Time deposits	596,201	2,133	1.42%	501,679	2,123	1.68%
Total interest bearing deposits	1,533,244	4,613	1.19%	1,263,269	4,005	1.26%
Customer repurchase agreements	135,574	212	0.62%	97,411	167	0.68%
Long-term borrowings	49,300	540	4.29%	49,300	550	4.43%
Total interest bearing liabilities	1,718,118	5,365	1.24%	1,409,980	4,722	1.33%

Noninterest bearing liabilities:
Noninterest bearing demand	591,030			347,544
Other liabilities	8,906			6,747
Total noninterest bearing liabilities	599,936			354,291

Shareholders' equity	251,916			200,556
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 2,569,970			$ 1,964,827

Net interest income		$ 25,376			$ 19,699
Net interest spread			3.58%			3.75%
Net interest margin			3.98%			4.10%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $1.1 million and $601 thousand for the three months ended September 30, 2011 and 2010, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Average Balances, Interest Yields And Rates, And Net Interest Margin
(dollars in thousands)

	Nine Months Ended September 30,
	2011			2010
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 94,665	$ 171	0.24%	$ 7,724	$ 83	1.44%
Loans held for sale (1)	24,809	734	4.14%	18,259	615	4.50%
Loans (1) (2)	1,849,531	80,279	5.80%	1,465,438	64,380	5.87%
Investment securities available for sale (2)	255,044	4,755	2.49%	260,605	5,412	2.78%
Federal funds sold	59,992	94	0.21%	76,482	128	0.22%
Total interest earning assets	2,284,041	86,033	5.04%	1,828,508	70,618	5.16%

Total noninterest earning assets	67,591			80,724
Less: allowance for credit losses	26,315			21,300
Total noninterest earning assets	41,276			59,424
TOTAL ASSETS	$ 2,325,317			$ 1,887,932

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 61,908	$ 163	0.35%	$ 53,296	$ 140	0.35%
Savings and money market	815,678	6,404	1.05%	668,688	5,959	1.19%
Time deposits	582,286	6,554	1.50%	501,478	6,761	1.80%
Total interest bearing deposits	1,459,872	13,121	1.20%	1,223,462	12,860	1.41%
Customer repurchase agreements	110,313	533	0.65%	93,901	545	0.78%
Other short-term borrowings	29	--	--	4,996	27	0.72%
Long-term borrowings	49,300	1,603	4.29%	49,300	1,647	4.47%
Total interest bearing liabilities	1,619,514	15,257	1.26%	1,371,659	15,079	1.47%

Noninterest bearing liabilities:
Noninterest bearing demand	471,941			314,498
Other liabilities	8,459			6,137
Total noninterest bearing liabilities	480,400			320,635

Shareholders' equity	225,403			195,638
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 2,325,317			$ 1,887,932

Net interest income		$ 70,776			$ 55,539
Net interest spread			3.78%			3.69%
Net interest margin			4.15%			4.06%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $3.1 million and $1.8 million for the nine months ended September 30, 2011 and 2010, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights (Quarterly Trends)
(in thousands, except per share data) (Unaudited)
	Three Months Ended
Income Statements:	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
Total interest income	$ 30,741	$ 28,996	$ 26,296	$ 26,040	$ 24,421	$ 23,689	$ 22,508	$ 22,413
Total interest expense	5,365	5,102	4,790	4,753	4,722	5,072	5,285	5,685
Net interest income	25,376	23,894	21,506	21,287	19,699	18,617	17,223	16,728
Provision for credit losses	2,887	3,215	2,116	3,556	1,962	2,101	1,689	2,528
Net interest income after provision for credit losses	22,489	20,679	19,390	17,731	17,737	16,516	15,534	14,200
Noninterest income (before investment gains or losses)	2,657	2,602	2,933	3,180	2,073	1,437	1,222	1,275
Investment gains (losses)	854	591	--	497	260	573	--	1
Total noninterest income	3,511	3,193	2,933	3,677	2,333	2,010	1,222	1,276
Salaries and employee benefits	9,263	7,761	7,311	7,318	6,549	5,969	5,675	5,412
Premises and equipment	1,939	2,052	1,991	1,735	2,021	2,612	2,092	1,843
Marketing and advertising	234	747	234	139	391	281	247	314
Other expenses	4,287	4,373	4,777	4,283	3,968	4,275	3,449	3,058
Total noninterest expense	15,723	14,933	14,313	13,475	12,929	13,137	11,463	10,627
Income before income tax expense	10,277	8,939	8,010	7,933	7,141	5,389	5,293	4,849
Income tax expense	3,783	3,185	2,874	2,879	2,375	1,942	1,902	1,898
Net income	6,494	5,754	5,136	5,054	4,766	3,447	3,391	2,951
Preferred stock dividends and discount accretion	166	883	320	328	327	324	320	540
Net Income Available to Common Shareholders	$ 6,328	$ 4,871	$ 4,816	$ 4,726	$ 4,439	$ 3,123	$ 3,071	$ 2,411

Per Share Data:
Earnings per weighted average common share, basic	$ 0.32	$ 0.25	$ 0.24	$ 0.24	$ 0.22	$ 0.16	$ 0.16	$ 0.12
Earnings per weighted average common share, diluted	$ 0.31	$ 0.24	$ 0.24	$ 0.23	$ 0.22	$ 0.16	$ 0.15	$ 0.12
Weighted average common shares outstanding, basic	19,867,533	20,050,894	19,716,814	19,683,052	19,659,934	19,641,247	19,609,197	19,521,574
Weighted average common shares outstanding, diluted	20,281,294	20,495,291	20,215,244	20,130,854	20,015,404	20,071,945	19,951,246	19,779,726
Actual shares outstanding	19,890,597	19,849,042	19,811,532	19,700,387	19,671,797	19,652,918	19,633,763	19,534,226
Book value per common share at period end	$ 10.15	$ 9.76	$ 9.46	$ 9.25	$ 9.14	$ 8.87	$ 8.66	$ 8.48

Performance Ratios (annualized):
Return on average assets	1.00%	1.01%	0.98%	0.96%	0.96%	0.73%	0.76%	0.68%
Return on average common equity	12.55%	10.16%	10.49%	9.89%	9.89%	7.27%	7.38%	5.76%
Net interest margin	3.98%	4.32%	4.23%	4.18%	4.10%	4.10%	3.98%	3.96%
Efficiency ratio (1)	54.43%	55.13%	58.57%	53.98%	58.68%	63.69%	62.15%	59.02%

Other Ratios:
Allowance for credit losses to total loans (2)	1.41%	1.41%	1.43%	1.48%	1.45%	1.45%	1.47%	1.47%
Nonperforming loans to total loans	1.55%	1.60%	1.85%	1.51%	1.61%	1.68%	1.47%	1.57%
Nonperforming assets to total assets	1.07%	1.47%	1.68%	1.53%	1.46%	1.49%	1.36%	1.50%
Net charge-offs (annualized) to average loans	0.36%	0.28%	0.30%	0.26%	0.39%	0.38%	0.36%	0.54%
Tier 1 leverage ratio	9.61%	9.07%	9.44%	9.32%	9.66%	9.84%	10.00%	10.29%
Tier 1 risk based capital ratio	10.48%	9.68%	10.03%	9.91%	10.88%	11.15%	11.77%	11.82%
Total risk based capital ratio	12.12%	11.36%	11.75%	11.64%	12.66%	12.85%	13.50%	13.57%

Average Balances (in thousands):
Total assets	$ 2,569,970	$ 2,278,329	$ 2,122,677	$ 2,079,392	$ 1,964,827	$ 1,881,761	$ 1,815,383	$ 1,732,168
Total earning assets	$ 2,531,768	$ 2,220,137	$ 2,063,557	$ 2,021,492	$ 1,907,900	$ 1,821,943	$ 1,753,989	$ 1,677,573
Total loans held for sale	$ 35,320	$ 19,419	$ 19,532	$ 74,123	$ 46,360	$ 6,721	$ 1,200	$ 1,655
Total loans	$ 1,967,214	$ 1,864,722	$ 1,713,854	$ 1,598,449	$ 1,506,894	$ 1,482,604	$ 1,405,704	$ 1,350,421
Total deposits	$ 2,124,274	$ 1,902,837	$ 1,764,373	$ 1,710,088	$ 1,610,813	$ 1,529,498	$ 1,472,061	$ 1,381,305
Total borrowings	$ 184,874	$ 153,108	$ 140,456	$ 154,950	$ 146,711	$ 151,240	$ 146,638	$ 141,406
Total stockholders' equity	$ 251,916	$ 214,926	$ 208,833	$ 206,191	$ 200,556	$ 194,866	$ 191,393	$ 202,004

(1) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(2) Excludes loans held for sale.
CONTACT: Michael T. Flynn
         301.986.1800